EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 (the “Registration Statement”) of NYFIX, Inc. (the “Company”) of our reports, dated August 1, 2007, relating to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appear in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006. We also consent to the reference to our firm under the heading “Experts” in the prospectus which forms a part of the Registration Statement.

/s/ Friedman LLP
East Hanover, New Jersey
August 28, 2007